Exhibit 22
Subsidiary Co-Issuer and Subsidiary Guarantor

The following subsidiary of Newmont Corporation (the "Company") was, as of December 31, 2024, guarantor of the Company's (i) 2.800% Senior Notes due 2029, (ii) 2.250% Senior Notes due 2030, (iii) 2.6% Sustainability-Linked Senior Notes due 2032, (iv) 5.875% Senior Notes due 2035, (v) 6.250% Senior Notes due 2039, (vi) 4.875% Senior Notes due 2042, (vii) 5.450% Senior Notes due 2044, (viii) 3.25% Senior Notes due 2030, (ix) 5.75% Senior Notes due 2041, (x) 4.20% Senior Notes due 2050, (xi) 5.30% Senior Notes due March 2026, (xii) 5.35% Senior Notes due 2034:

Name	Incorporation
Newmont USA Limited	Delaware

The following subsidiary of Newmont Corporation (the "Company") was, as of December 31, 2024, co-issuer of the Company's (i) 3.25% Senior Notes due 2030, (ii) 5.75% Senior Notes due 2041, (iii) 4.20% Senior Notes due 2050, (iv) 5.30% Senior Notes due 2026, and (v) 5.35 Senior Notes due 2034:

Name	Incorporation
Newcrest Finance Pty Limited	Australia
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